UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 2, 2009

GERMAN AMERICAN BANCORP, INC. (Exact name of registrant as specified in its charter)

Indiana	0-11244	35-1547518
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

711 Main Street Box 810 Jasper, Indiana	47546
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (812) 482-1314

Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)  On March 2, 2009, the Board of Directors (the “Board”) of German American Bancorp, Inc.  (the "Company"), by the vote of the members of the Board who are not “interested directors” within the meaning of NASDAQ rules, established the balanced scorecards for certain executive officers of the Company that, taken together, constitute the Company's Management Incentive Plan for such executive officers for 2009, all as recommended by the Compensation/Human Resources Committee of the Board (the "Committee”).

The Company's executive officers as of March 2, 2009, who will participate in the Management Incentive Plan for 2009 are Mark Schroeder (President and Chief Executive Officer), Clay Ewing (President – Commercial and Retail Banking), Kenneth Sendelweck (President – Private Banking and Wealth Management), and Bradley Rust (Executive Vice President and Chief Financial Officer).

Each "balanced scorecard" establishes specific corporate and shareholder-related performance goals balanced by the officer's area of responsibility, his or her business unit, and his or her expected individual level of contribution to the Company's achievement of its corporate goals.  These balanced scorecards describe potential short-term and long-term awards, as follows:

Potential Short-Term Cash Incentive Awards

Under the Management Incentive Plan, the Company pays additional compensation in the form of annual cash incentive awards to executive officers rewarding annual performance, contingent upon the achievement of certain goals that are established by the short-term balanced scorecards.   At the March 2, 2009, meeting, the Board established potential short-term cash incentive awards for executive officers as percentages of their 2009 base salary, based on the extent to which targeted levels of 2009 performance are met or exceeded, as follows:

Name of Executive	Potential Dollar Amount of 2009 Short-Term Award as Percentage of 2009 Base Salary at the Following Performance Levels
	Threshold	Target	Maximum
Mr. Schroeder	25%	50%	100%
Mr. Ewing	20%	40%	80%
Mr. Sendelweck	20%	40%	80%
Mr. Rust	15%	30%	60%

Cash incentive award entitlements, if any, for services during 2009 under the scorecards will be earned  based on the extent to which targeted levels of performance are met or exceeded as follows:

●   formula assessments of 2009 corporate performance (80%), and

●   formula and/or discretionary assessments of personal or departmental performance during 2009 (20%).

For 2009, the four selected short-term corporate performance criteria (each weighted 20% of the total weighting) are:

●   Income/revenue measures (each benchmarked against 2009 projected performance):

o Earnings per share growth, and

o Revenue per salaries and benefits; and

●   Consolidated balance sheet growth measures :

o Growth in core organic deposits and repurchase agreements, and

o Growth in core organic taxable loans.

Potential Long-Term Incentive Awards

Long-term incentive (LTI) Awards are established by the Management Incentive Plan  upon recommendation of the Committee based upon the executive officer's level of responsibility, and are earned in proportion to the extent to which the Company has met or exceeded certain corporate financial targets on an average basis over the three-year period ending in the year for which the scorecard is established.  At the March 2, 2009 meeting, the Board established potential long-term incentive awards for executive officers as percentages of their 2009 base salary based on the extent to which targeted levels of three-year performance are met or exceeded, as follows:

Name of Executive	Potential Dollar Amount of 2009 Long-Term Award as Percentage of 2009 Base Salary at the Following Performance Levels
	Threshold	Target	Maximum
Mr. Schroeder	25%	50%	100%
Mr. Ewing	20%	40%	80%
Mr. Sendelweck	20%	40%	80%
Mr. Rust	15%	30%	60%

Long-term incentive award targets for services during 2009 under the scorecards are based on the following selected long-term corporate performance criteria, each as measured over the three-year period ending December 31, 2009 and benchmarked against the Company's average percentile ranking for such criteria in a peer group for those years (the "Long-Term Corporate Performance Criteria"):

●   return on equity (50% weight), and

●   earnings per share growth (50% weight).

In addition, the projected LTI Awards are further subject to a return-on-equity payout trigger.

Also on March 2, 2009, the Board, upon the recommendation of the Committee, determined the award amounts payable in 2009 to the named executive officers identified above for their services during 2008, under the 2008 Management Incentive Plan, based on the degree to which the corporate and personal goals established by the 2008 scorecards of the executive officers were considered by the Committee to have been achieved.  The Board also awarded a discretionary bonus of $13,500 to Mr. Ewing as an additional short-term incentive award for 2008 performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERMAN AMERICAN BANCORP, INC.

Date: March 6, 2009	By:	/s/ Mark A. Schroeder
Mark A. Schroeder President and Chief Executive Officer